Exhibit 99.1

Service Corporation International Announces Settlement of T. Rowe Price
Lawsuit

          HOUSTON, Dec. 20 /PRNewswire-FirstCall/ -- Service Corporation International (NYSE: SCI), the world’s largest funeral and cemetery company, announced today that it has settled the securities lawsuit filed earlier this year by T. Rowe Price and various of its related entities pending against the Company and certain of its current and former officers.  T. Rowe Price had opted out of the previously announced settlement of the securities class action lawsuit that had been pending against the Company since January 1999. T. Rowe Price filed a separate lawsuit in Texas state court in June 2004.

          The terms of the settlement call for the Company to pay a total of $14.8 million, of which $2.0 million has already been recognized and paid into escrow in conjunction with the class action settlement.  As a result, the Company will recognize litigation expenses of $12.8 million on a pretax basis in the fourth quarter of 2004.  Payment of the $12.8 million will occur in 2004.

          Commenting on the announcement, Robert L. Waltrip, Chairman and CEO, said: “This settlement brings to a close all material litigation related to our 1999 securities class action lawsuit.  We believe that the decision to settle this litigation is in the best interests of our shareholders.  This will enable us to more fully focus our energy on the many opportunities we see for growth and prosperity in the future.”

          Cautionary Statement on Forward-Looking Statements
          The statements in this press release that are not historical facts are forward-looking statements.  These forward-looking statements have been made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995.  These statements may be accompanied by words such as “believe,” “estimate,” “project,” “expect,” “anticipate,” or “predict,” that convey the uncertainty of future events or outcomes.  These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of us.

          For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2003 Annual Report on Form 10-K.  A copy of this document as well as other SEC filings can be found on our website at http://www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

          Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is the leading provider of funeral and cemetery services in the world.

We have an extensive network of businesses including 1,218 funeral service locations and 402 cemeteries in North America as of September 30, 2004.  For more information about Service Corporation International, please visit our website at http://www.sci-corp.com .

For additional information contact:

Investors:	Debbie Young - Director of Investor Relations (713) 525-9088

Media:	Greg Bolton - Director / Corporate Communications (713) 525-5235

SOURCE  Service Corporation International
          -0-                                               12/20/2004
          /CONTACT:  investors, Debbie Young, Director of Investor Relations, +1-713-525-9088, or media, Greg Bolton, Director - Corporate Communications, +1-713-525-5235, both of Service Corporation International/
          /Web site:  http://www.sci-corp.com/